SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.)

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NATIONWIDE VARIABLE INSURANCE TRUST
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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NATIONWIDE VARIABLE INSURANCE TRUST
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406
(800) 848-6331

July 29, 2010

Dear Shareholders:

The enclosed Information Statement details a recent subadviser change relating to the NVIT Multi Sector Bond Fund (the “Fund”), a series of Nationwide Variable Insurance Trust (the “Trust”).

The Fund’s subadviser, Logan Circle Partners, L.P. (“Logan Circle”), recently was acquired by Fortress Investment Group LLC (“Fortress”) (the “Transaction”).  Prior to the Transaction on April 16, 2010, Logan Circle was owned by a combination of Guggenheim Partners, LLC and certain employees of Logan Circle.  Under the Investment Company Act of 1940 (the “1940 Act”), the Transaction constituted an “assignment” of the Fund’s subadvisory agreement (the “Prior Subadvisory Agreement”), which caused the Prior Subadvisory Agreement to automatically terminate, making approval of a new subadvisory agreement necessary.

At an in-person meeting of the Board of Trustees of the Trust (the “Board”) held on January 21, 2010, in anticipation of completion of the Transaction, the Board approved an interim subadvisory agreement (the “Interim Subadvisory Agreement”) with Logan Circle in accordance with Rule 15a-4 under the 1940 Act.  The Interim Subadvisory Agreement permitted Logan Circle to continue to subadvise the Fund after the Transaction was completed until such time that the Board of Trustees could meet in-person to approve a new permanent subadvisory agreement, as required by the 1940 Act.  On June 16, 2010, the Board held an in-person meeting and approved a new subadvisory agreement (the “New Subadvisory Agreement”) with Logan Circle.  The New Subadvisory Agreement with Logan Circle is substantially similar in all material respects to the Prior Subadvisory Agreement.

In order to ensure continued provision of subadvisory services by Logan Circle to the Fund, the Board approved both the Interim Subadvisory Agreement and the New Subadvisory Agreement in reliance upon the Manager of Managers Exemptive Order (the “Manager of Managers Order”) the Trust has obtained from the Securities and Exchange Commission, which permits the hiring of an unaffiliated subadviser with Board approval, but without obtaining shareholder approval.  However, the Manager of Managers Order instead requires that this Information Statement be sent to you.

The Board approved the Interim Subadvisory Agreement and the New Subadvisory Agreement upon the recommendation of Nationwide Fund Advisors (“NFA”), the investment adviser to the Fund.  This recommendation was based on several factors, including:

•	The subadvisory fees payable to Logan Circle under the Interim Subadvisory Agreement and the New Subadvisory Agreement would not change from the fees payable under the Prior Subadvisory Agreement; and
•	There is expected to be no change to the nature, extent and quality of the investment subadvisory services provided by Logan Circle to the Fund.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

/s/Eric E. Miller
               Eric E. Miller
                                                                       Secretary, Nationwide Variable Insurance Trust

NATIONWIDE VARIABLE INSURANCE TRUST
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406
 (800) 848-6331

INFORMATION STATEMENT

The Board of Trustees (the “Board”) of Nationwide Variable Insurance Trust (the “Trust”) is furnishing this Information Statement with respect to the NVIT Multi Sector Bond Fund (the “Fund”), a series of the Trust.  All owners (“Contract Owners”) of variable annuity contracts or variable life insurance policies (“variable contracts”) who, as of the date hereof, had selected the Fund as an underlying investment option within their variable contract will receive this Information Statement. This Information Statement will be sent to Contract Owners on or about August 13, 2010.  The Information Statement is also available online at www.nationwide.com/mutualfunds.  The Trust has received an exemptive order (the “Manager of Managers Order”) from the Securities and Exchange Commission (the “SEC”), which permits Nationwide Fund Advisors (“NFA”), the Fund’s investment adviser, to hire new subadvisers which are unaffiliated with NFA, to terminate subadvisory relationships and to make changes to existing subadvisory agreements with the approval of the Board, but without obtaining shareholder approval; provided, among other things, that the Fund send to its shareholders (or, in this case, the Contract Owners who have selected the Fund as an underlying  investment option) an information statement describing any new subadviser within 90 days of hiring such subadviser.

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

The Fund is an investment portfolio or series of the Trust.  The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA.  Pursuant to the Investment Advisory Agreement, NFA selects one or more subadvisers for the Fund and supervises the Fund’s daily business affairs, subject to the supervision and direction of the Board.  NFA selects subadviser(s) it believes will provide the Fund with high quality investment services consistent with the Fund’s investment objective. NFA is responsible for the overall monitoring of the Fund’s subadviser(s), as well as day-to-day management of the portfolio.

The subadviser to the Fund is independent of NFA, and discharges its responsibilities subject to the oversight and supervision of NFA and the Board.  The subadviser is paid by NFA from the fees NFA receives from the Fund.  In accordance with procedures adopted by the Board, a subadviser to the Fund may effect portfolio transactions through an affiliated broker-dealer and receive brokerage commissions in connection therewith as permitted by applicable law.  See the section “More about Fees and Expenses” below for further information.

Logan Circle Partners, L.P. (“Logan Circle”) is, and has been, the Fund’s subadviser since February 2, 2009, pursuant to a subadvisory agreement among the Trust, NFA and Logan Circle entered into on that date (the “Prior Subadvisory Agreement”).  The purpose of this Information Statement is to report that Fortress Investment Group, LLC (“Fortress”) has purchased Logan Circle from its previous owners (the “Transaction”).  Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Transaction constituted an “assignment” of the Prior Subadvisory Agreement, which caused the Prior Subadvisory Agreement to automatically terminate, making approval of a new subadvisory agreement necessary. On June 16, 2010, the Board held an in-person meeting and approved a new subadvisory agreement (the “New Subadvisory Agreement”) with Logan Circle.  This Information Statement describes the Transaction and the New Subadvisory Agreement. Logan Circle is located at 1717 Arch Street, Suite 1500, Philadelphia, PA 19103.

ASSIGNMENT AND TERMINATION OF THE PRIOR SUBADVISORY AGREEMENT

Logan Circle was formed in 2007 as a privately-held partnership that was majority-owned by certain of its employees and minority-owned by Guggenheim Partners, LLC (“Guggenheim”). On February 16, 2010, Fortress signed a definitive agreement to acquire Logan Circle from its prior owners. Under this Transaction, Fortress would buy 100% of the equity in Logan Circle from its employees and Guggenheim.  Logan Circle would, however, remain intact as a separate legal entity following the Transaction.  The Transaction was completed on April 16, 2010.

The Transaction had legal implications for the Fund. The Transaction constituted an “assignment” of the Prior Subadvisory Agreement because the Transaction was deemed to be a “change of control” of Logan Circle.  Under the 1940 Act and pursuant to the terms of the Prior Subadvisory Agreement, an assignment automatically would terminate the Prior Subadvisory Agreement.  Therefore, the change of control of Logan Circle that resulted from the Transaction automatically terminated the Prior Subadvisory Agreement.

APPROVAL OF THE NEW SUBADVISORY AGREEMENTS

At an in-person meeting of the Board held on January 21, 2010, in anticipation of completion of the Transaction, the Board approved an interim subadvisory agreement (the “Interim Subadvisory Agreement”) with Logan Circle in accordance with Rule 15a-4 under the 1940 Act.  The Interim Subadvisory Agreement permitted Logan Circle to continue to subadvise the Fund from the date the Transaction was completed until such time that the Board of Trustees could meet in-person to approve a new permanent subadvisory agreement, as required by the 1940 Act.

The Interim Subadvisory Agreement was identical in all respects to the Prior Subadvisory Agreement, other than its effective date and its required termination within 150 days of the Transaction   (September 13, 2010).  The Interim Subadvisory Agreement did not result in any changes in the management of the Fund, its investment objective(s), fees or services provided.

At the Board’s June 16, 2010 meeting, the Board approved the New Subadvisory Agreement among the Trust, on behalf of the Fund, NFA and Logan Circle.  The New Subadvisory Agreement is also identical in all material respects to the Prior Subadvisory Agreement and the Interim Subadvisory Agreement, and is not expected to result in any changes in the management of the Fund, its investment objective(s), fees or services provided.  Because of the Manager of Managers Order, shareholders of the Fund are not required to approve the New Subadvisory Agreement with Logan Circle.

BOARD CONSIDERATIONS

At a regular meeting of the Board on June 16, 2010, the Board, including the Trustees who are not considered “interested persons” under 1940 Act (“Independent Trustees”), discussed and unanimously approved the New Subadvisory Agreement.  The Board reviewed and considered (i) materials provided by Logan Circle in advance of the meeting and (ii) advice from the Trust’s legal counsel and the independent legal counsel to the Independent Trustees. The material factors and conclusions that formed the basis for the approval are discussed below.

The Nature, Extent, and Quality of the Services Provided by Logan Circle

Logan Circle represented to the Board that: (i) there would be no material changes in the fees or terms of the Prior Subadvisory Agreement, including services provided, and (ii) key personnel, including portfolio management personnel, at Logan Circle are expected to remain in place following the closing of the Transaction.  The Board reviewed the nature, extent, and quality of the services that would be provided to the Fund by Logan Circle and concluded that the nature, extent, and quality of those services were appropriate and consistent with the terms of the New Subadvisory Agreement and mutual fund industry norms.

Investment Performance

The Board evaluated the Fund’s investment performance and considered the performance of the portfolio managers who have managed and will continue to manage the Fund.  The Board noted that the performance record of the portfolio managers who will continue to manage the Fund, in combination with various other factors, supported a decision to approve the New Subadvisory Agreement.

Fee Level

The Board considered the Fund’s overall fee level and noted that the overall expenses of the Fund would remain the same under the New Subadvisory Agreement, as Logan Circle’s fees are paid out of the advisory fee that NFA receives from the Fund.  The Board concluded that the subadvisory fees to be paid to Logan Circle were fair and reasonable in relation to the services and benefits provided to the Fund.

Economies of Scale

The Board noted that the Fund’s current advisory and subadvisory fee schedules include breakpoints that are intended to result in fee reductions to shareholders over time as assets increase.

Profitability; Fall-Out Benefits

The Board considered the factor of profitability to Logan Circle as a result of the subadvisory relationship with the Fund.  In addition, the Board considered whether any “fall-out” or ancillary benefits would accrue to Logan Circle as a result of its relationship with the Fund.

Terms of the Subadvisory Agreement

The Board reviewed the terms of the New Subadvisory Agreement and noted that the terms are substantially similar in all material respects as the terms of (1) the Prior Subadvisory Agreement and (2) the subadvisory agreements that the Trust currently has in place with other unaffiliated subadvisers. The Board concluded that the terms were fair and reasonable.

Conclusion

Based on this information, the Board, including all of the Independent Trustees, concluded that the nature, extent and quality of the subadvisory services to be provided by Logan Circle were appropriate for the Fund in light of its investment objectives. The totality of multiple factors taken together, instead of any single factor, informed the Board’s decision. The Board concluded that the approval of the New Subadvisory Agreement was in the best interests of the Fund and its shareholders and unanimously approved the New Subadvisory Agreement.

THE NEW SUBADVISORY AGREEMENT

The New Subadvisory Agreement was approved by the Board on June 16, 2010 and became effective on that date.  The material terms of the New Subadvisory Agreement are substantially similar to those of the Prior Subadvisory Agreement, including the fees payable to Logan Circle.    In accordance with the Manager of Managers Order, the New Subadvisory Agreement will not be submitted to the Fund’s shareholders for their approval. The following is a brief summary of the material terms of the New Subadvisory Agreement.

Term. The New Subadvisory Agreement took effect on June 16, 2010, has an initial term until May 1, 2012 and continues for successive one-year terms thereafter so long as its continuance is approved by the Board.  The New Subadvisory Agreement can be terminated on 60 days' written notice by NFA, the Trust, a majority of the outstanding voting securities of the Fund or Logan Circle. The New Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the investment advisory agreement between NFA and the Trust, on behalf of the Fund.

Fees. Under the New Subadvisory Agreement, the annual fee payable by NFA to Logan Circle (as a percentage of the Fund's average daily net assets) is set forth in the table attached as Exhibit A. The overall investment advisory fees of the Fund will remain the same under the New Subadvisory Agreement, as Logan Circle’s fees are paid out of the investment advisory fee that NFA receives from the Fund.

Duties.  Under the New Subadvisory Agreement, NFA is responsible for assigning the Fund’s assets to Logan Circle and for overseeing and reviewing the performance of Logan Circle.  Logan Circle is required to manage the Fund in accordance with the Fund’s investment objective and policies, subject to the supervision of NFA and the Board.

Brokerage.  Under the New Subadvisory Agreement, Logan Circle is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers Logan Circle selects and to negotiate commissions to be paid on these transactions.  In doing so, Logan Circle is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations and conditions, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

Indemnification.  Under the New Subadvisory Agreement, Logan Circle and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund, or the Fund's shareholders in the absence of willful misfeasance, bad faith, gross negligence, reckless disregard of duties under the New Subadvisory Agreement or violation of applicable law.

The New Subadvisory Agreement provides that nothing in the New Subadvisory Agreement, however, relieves Logan Circle from any of its obligations under federal and state securities laws and other applicable law. Under the New Subadvisory Agreement, Logan Circle is required to indemnify NFA, the Trust, the Fund, and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of Logan Circle’s willful misfeasance, bad faith, gross negligence, reckless disregard of duties, or violation of applicable laws, as well as under certain other circumstances.  The New Subadvisory Agreement also contains provisions pursuant to which NFA is required to indemnify Logan Circle and its affiliates for any liability and expenses which may be sustained by Logan Circle unless they were the result of Logan Circle’s willful misfeasance, bad faith, gross negligence, reckless disregard of duties, or violation of applicable laws.

Regulatory Pronouncements.  The New Subadvisory Agreement also includes provisions arising from regulatory changes.  These provisions include a requirement that Logan Circle establish and maintain written proxy voting procedures in compliance with current applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act.  Also, the provisions include language required by Rule 17a-10 under the 1940 Act that permits Logan Circle to execute securities transactions under limited circumstances through broker-dealers deemed to be affiliated with the Fund, subject to certain prohibitions on consultations between Logan Circle and other subadvisers to funds affiliated with the Fund.

Further Information.  The foregoing description of the New Subadvisory Agreement is only a summary and is qualified in its entirety by reference to the text of the full agreement.  A copy of the New Subadvisory Agreement is on file with the SEC and is available (i) in person at the SEC's Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (ii) by mail by sending your request to SEC Public Reference Section, 100 F Street, N.E. Washington, DC 20549-0102 (upon payment of any applicable fees); or (iii) at the SEC's  website  -  http://www.sec.gov  -  through  the  EDGAR  system.

OTHER INFORMATION ABOUT LOGAN CIRCLE

Logan Circle is located at 1717 Arch Street, Suite 1500, Philadelphia, PA 19103.  The following table sets forth the name and principal occupation of the principal executive officer and each director of Logan Circle.  The address of each person listed below is 1717 Arch Street, Suite 1500, Philadelphia, PA 19103.

NAME	TITLE
Jude Thaddeus Driscoll	Chief Executive Officer/Director/Chief Investment Officer
Andy Kronschnabel	Senior Portfolio Manager
Scott Moses	Senior Portfolio Manager
Rita A. Rauscher	Chief Compliance Officer

Logan Circle is a fixed income asset manager with approximately $12 billion in assets under management as of December 31, 2009.

MORE ABOUT FEES AND EXPENSES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the table attached as Exhibit B.

During the fiscal year ended December 31, 2009, the Fund paid the amounts to NFA as set forth in the table attached as Exhibit C.

ADDITIONAL INFORMATION

NFA serves as the Fund’s investment adviser pursuant to an Investment Advisory Agreement that was last approved by the Board, including the Independent Trustees, on March 10, 2010.  The Investment Advisory Agreement was last approved by Fund shareholders on April 25, 2007.  The key features of the Investment Advisory Agreement are described below.

Advisory Services. Under the Investment Advisory Agreement, NFA, subject to the supervision and direction of the Board: (i) sets overall investment strategy for the Fund; (ii) has overall supervisory responsibility for the general management and investment of the Fund’s assets; (iii) determines the allocation of assets among one or more subadvisers, if any; and (iv) has full investment discretion to make all determinations with respect to the investment of the Fund’s assets not otherwise assigned to a subadviser.  With regard to subadvisers, NFA, subject to the supervision and direction of the Board: (i) researches and evaluates each subadviser, if any; (ii) performs initial due diligence on prospective subadvisers; (iii) monitors each subadviser’s ongoing performance; (iv) communicates performance expectations and evaluations to each subadviser; and (v) recommends to the Board whether a subadviser’s contract should be renewed, modified or terminated. NFA also is responsible for recommending changes or additions to the subadvisers and is responsible for compensating each subadviser.  Finally, NFA is responsible for providing periodic reports to the Board concerning the Fund’s business and investments as the Board requests.

Continuance. The Investment Advisory Agreement may be continued from year to year by a majority vote of the Board or by a vote of a majority of outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval.

Termination. The Investment Advisory Agreement provides that it may be terminated, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, or by NFA, in each case, upon not more than 60 days’ written notice to the other party.  The Investment Advisory Agreement also provides that it will automatically and immediately terminate in the event of its assignment.

As of June 16, 2010, the Fund had issued outstanding shares in the amounts as set forth in the table attached as Exhibit D.

As of June 16, 2010, to the Trust’s knowledge, no person, except as set forth in the table at Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of June 16, 2010, the Executive Officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

Although Contract Owners are not being asked to vote on the approval of Logan Circle as subadviser to the Fund, the Trust is required by the rules of the SEC to summarize the voting rights of Contract Owners.  Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction forms will be sent to the Fund’s shareholders and to Contract Owners who have selected the Fund as an underlying mutual fund option.  Shares of the Fund are available exclusively as a pooled funding vehicle for variable insurance contracts offered by the separate accounts, or sub-accounts thereof, of certain life insurance companies (“Participating Insurance Companies”).  The Participating Insurance Companies own shares of the Fund as depositors for the Contract Owners.  Thus, individual Contract Owners do not vote on such matters directly because they are not shareholders of the Fund. Rather, the Participating Insurance Companies and their separate accounts are shareholders and will then vote the shares of the Fund attributable to the Contract Owners in accordance with Contract Owners’ voting instructions.  If voting instructions are not received, the separate accounts will vote the shares of the Fund for which voting instructions have not been received in proportion (for, against, or abstain) to those for which timely voting instructions have been received.  As a result, those Contract Owners that choose to vote, as compared with their actual percentage of ownership of the Fund, may control the outcome of the vote.  Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote.  Contract Owners will also be permitted to revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund’s shareholders and to Contract Owners.

The foregoing description of Contract Owner voting rights with respect to the Fund is only a brief summary of these rights.  Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders and to Contract Owners will fully describe the voting rights of Contract Owners and the voting procedures that will be followed at the shareholder meeting.

Currently, Nationwide Fund Distributors LLC (“NFD”), an affiliate of NFA, acts as the Trust’s principal underwriter.  Under the terms of a Joint Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC (“NFM”), an indirect wholly-owned subsidiary of Nationwide Financial Services, Inc. (“Nationwide Financial”), provides various administrative and accounting services, including daily valuation of the Fund’s shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees.  NFM also serves as transfer agent and dividend disbursing agent for the Fund.  The address for NFA, NFD, and NFM is 1000 Continental Drive, Suite 400, King of Prussia, Pennsylvania 19406.

NFA is a wholly-owned subsidiary of Nationwide Financial, a holding company which is a direct wholly-owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), each of which is a mutual company owned by its policyholders. The address for each of Nationwide Financial, Nationwide Corporation, Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

No Officer or Trustee of the Trust is an officer, employee, or director of Logan Circle, nor do any such Officers or Trustees own securities issued by Logan Circle, or have any other material direct or indirect interest in Logan Circle.

The Trust will furnish without charge, a copy of the Trust’s most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free (800) 848-6331. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request.

By Order of the Board of Trustees of
Nationwide Variable Insurance Trust,

/s/Eric E. Miller
Eric E. Miller, Secretary

July 29, 2010

EXHIBIT A

SUBADVISORY FEES

The annual fee payable by NFA to Logan Circle (as a percentage of the Fund’s average daily net assets under Logan Circle’s management) is set forth in the following table.

Fund Name	Subadvisory Fees
NVIT Multi Sector Bond Fund	0.30% on assets up to $200 million 0.25% for assets of $200 million and more

A-1

EXHIBIT B

INVESTMENT ADVISORY FEES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the following table.

Fund Name	Advisory Fees
NVIT Multi Sector Bond Fund	0.75% on assets up to $200 million 0.70% for assets of $200 million and more

B-1

EXHIBIT C

INVESTMENT ADVISORY FEES PAID TO NFA

The chart below sets forth the investment advisory fees paid by the Fund to NFA for the fiscal year ended December 31, 2009. The amount indicated is net of waivers and reimbursements.

Fund	Advisory Fees
NVIT Multi Sector Bond Fund	$1,078,526

C-1

EXHIBIT D

As of June 16, 2010, the Fund had issued outstanding the shares in the amount set forth in the table below.

Fund	Number of Shares Outstanding
NVIT Multi Sector Bond Fund
Class I	22,909,044.640

D-1

EXHIBIT E

As of June 16, 2010, to the Trust’s knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the “shares”) of the Fund:

Name and Address of Shareholder	Number of Shares Beneficially Owned	Percentage of the Class Held by the Shareholder
NVIT Multi Sector Bond Fund Class I
Nationwide Life Insurance Company NWVLI4 C/O IPO Portfolio Accounting PO Box 182029 Columbus, OH 43218-2029	2,287,225.506	9.98%
Nationwide Life Insurance Company NWVA9 C/O IPO Portfolio Accounting PO Box 182029 Columbus, OH 43218-2029	8,624,284.830	37.65%
Nationwide Life Insurance Company NWVAII C/O IPO Portfolio Accounting PO Box 182029 Columbus, OH 43218-2029	10,468,004.785	45.69%

E-1